EXHIBIT 99.1

FOR IMMEDIATE RELEASE

KAL Energy Enters Into Amended Royalty Agreement

Improvement on future operating margins

New York, NY – October 6, 2008 – KAL Energy, Inc. (Nasdaq OTCBB: KALG.OB), a thermal coal explorer and developer, today announced that it has successfully amended the terms of its royalty agreement with Concord International. Under the terms of the new agreement, the Company will pay royalties as follows:

1.	For all coal sales under $40 per metric ton the royalty is reduced from $0.40 per metric ton, indexed annually with inflation, to $0.20 per metric ton fixed and flat.
2.
For all coal sales over $40 per metric ton, the royalty is changed from $0.40 per metric ton, indexed annually with inflation, to the higher of $0.40 per metric ton or 0.65% of the price of coal per metric ton.

3.	The Company will also make a one time payment of $15,000 at the time of the first coal sale in exchange for a waiver on all royalties for the first three years of production.

William Bloking, Executive Chairman and President of KAL Energy, Inc. said, “The Company is focused on improving margins from our coal concessions. This measure allows the Company to improve its margins at the lower end of the coal price band, whilst capping the margin impact at higher coal prices.

“We are firmly committed to improving shareholder value, and one of the ways of doing this is to proactively identify opportunities that improve future returns for the Company. We have targeted a reduction in the overall royalty rate as well as the elimination of CPI indexation, given its potential to erode margins during times of decreasing coal prices. This agreement also reduces the royalty impact during the initial production years as we stabilize production and operating costs.

“It is difficult to quantify the impact of these royalty changes with precision given the variables in play, including production levels, future coal prices, and future inflation rates. However, over a coal price range of US$35 – US$50 per metric ton, and assuming production levels of 2 – 5 million metric tons per annum, royalty savings could be as high as US$1 million per year.”, Mr. Bloking added.

About KAL Energy, Inc.
KAL Energy, Inc, through its wholly owned subsidiary of Thatcher Mining Pte. Ltd., has economic rights to two coal concessions near the Mahakam River in East Kalimantan, Indonesia, one of which has a JORC Compliant resource of 204 million metric tons. KAL Energy has commenced exploration programs and feasibility studies on these concessions to determine their commercial viability. The Company intends to develop and produce coal from these concessions in a socially, environmentally and economically sustainable manner, as guided by the Equator principles. End markets for KAL’s thermal coal product include local Indonesian consumers as well as export markets in India, China, North Asia, and Southeast Asia. KAL Energy is incorporated in the State of Delaware and is publicly traded on the NASDAQ OTCBB.

For further information regarding KAL Energy, Inc., please visit the website at http://www.kalenergyinc.com.

Contact:
William Bloking
Executive Chairman and President
KAL Energy, Inc.
Email: w.bloking@kalenergyinc.com

Lucia Domville – Investor Relations
Grayling Global
T: +1 (646) 284-9416
E: ldomville@hfgcg.com

Ivette Almeida – Media Relations
Grayling Global
T: +1 (646) 284-9455
E: Ialmeida@hfgcg.com